Exhibit 99.2

WESTLAKE CORPORATION ANNOUNCES RESULTS OF

CASH TENDER OFFER FOR ITS 3.600% SENIOR NOTES DUE 2026

HOUSTON, (November 10, 2025) - Westlake Corporation (NYSE: WLK) (“Westlake”) today announced the expiration and results of its cash tender offer to purchase (the “Offer”) any and all of the outstanding 3.600% Senior Notes due 2026 (the “Notes”). The tender offer described herein was made on the terms and subject to the conditions set forth in the Offer to Purchase, dated November 4, 2025 (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery. Capitalized terms used but not defined in this announcement have the meanings given to them in the Offer to Purchase. The tender offer expired at 5:00 p.m., New York City time, on November 10, 2025 (the “Expiration Date”). The settlement date for the Offer will be on or about November 12, 2025 (the “Settlement Date”).

According to information provided by Global Bondholder Services Corporation, $253,730,000 aggregate principal amount of the Notes were validly tendered (other than pursuant to the guaranteed delivery procedures set forth in the Offer to Purchase (the “Guaranteed Delivery Procedures”)) prior to or at the Expiration Date and not validly withdrawn. In addition, $10,733,000 aggregate principal amount of the Notes were reflected in Notices of Guaranteed Delivery delivered at or prior to the Expiration Date and remain subject to the Holders’ performance of the delivery requirements under the Guaranteed Delivery Procedures. The table below provides certain information about the tender offer, including the aggregate principal amount of the Notes validly tendered and not validly withdrawn prior to the Expiration Date and the aggregate principal amount of Notes reflected in Notices of Guaranteed Delivery delivered at or prior to the Expiration Date.

Westlake intends to accept for purchase $253,730,000 aggregate principal amount of Notes under the tender offer (excluding Notes delivered pursuant to the Guaranteed Delivery Procedures).

Series of Notes	CUSIP Numbers (1)	Aggregate Principal Amount Outstanding	Aggregate Principal Amount Tendered(2)	Principal Amount Reflected in Notices of Guaranteed Delivery
3.600% Senior Notes due 2026	960413AT9 (Registered) 960413AH5 (Rule 144A) U96060AC9 (Reg. S)	$750,000,000	$253,730,000	$10,733,000

(1)	No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this press release. Such information is provided solely for the convenience of holders of the Notes.
(2)

The amounts exclude the principal amount of Notes for which Holders have delivered Notices of Guaranteed Delivery, which remain subject to compliance with the Guaranteed Delivery Procedures. Notes tendered pursuant to the Guaranteed Delivery Procedures are required to be transferred at or prior to 5:00 p.m., New York City time, on November 13, 2025. Holders of Notes tendering their Notes other than pursuant to the Guaranteed Delivery Procedures must have validly tendered and not validly withdrawn their Notes prior to the Expiration Date in order to be eligible to receive $996.32 in cash for each $1,000 principal amount of the Notes (the “Consideration”) on the Settlement Date. Holders of Notes tendering their Notes pursuant to the Guaranteed Delivery Procedures must have submitted a Notice of Guaranteed Delivery prior to the Expiration Date, and must comply with the related Guaranteed Delivery Procedures by the Guaranteed Delivery Date, in order to be eligible to receive the

Consideration, which is expected to be paid to such Holders on or about November 14, 2025. In addition to the Consideration, Holders whose Notes are accepted for purchase, including pursuant to the Guaranteed Delivery Procedures, will receive a cash payment representing the accrued and unpaid interest on such Notes from the last interest payment date up to, but not including, the Settlement Date. Interest will cease to accrue on the Settlement Date for all accepted Notes, including those tendered through the Guaranteed Delivery Procedures.

Westlake retained J.P. Morgan Securities LLC and Wells Fargo Securities, LLC to act as the dealer managers and Global Bondholder Services Corporation to act as the depositary and information agent for the tender offer. For additional information regarding the terms of the tender offer, please contact J.P. Morgan Securities LLC at +1 (866) 834-4666 (toll-free) or +1 (212) 834-7489 (collect), or Wells Fargo Securities, LLC at +1 (866) 309-6316 (toll-free) or +1 (704) 410-4759 (collect). Requests for copies of the Offer to Purchase and questions regarding the tendering of Notes may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers) or (855) 654-2015 (all others, toll-free) or email contact@gbsc-usa.com. The Offer to Purchase, and the related Notice of Guaranteed Delivery can be accessed at the following link: https://www.gbsc-usa.com/westlake.

None of Westlake, the dealer managers, the depositary and information agent or the trustee (nor any director, officer, employee, agent or affiliate of any such person) makes any recommendation whether holders of Notes should tender or refrain from tendering Notes in the Offer, and no one has been authorized by any of them to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes and, if so, the principal amount of the Notes to tender.

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Offer is only being made pursuant to the Offer to Purchase. Holders of the Notes are urged to carefully read the Offer to Purchase before making any decision with respect to the Offer.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, Westlake provides the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer goods.

Contacts

Media Inquiries: Ben Ederington, 713-960-9111

Investor Inquiries: Steve Bender, 713-960-9111

Forward-Looking Statements

The statements in this press release that are not historical facts, such as statements regarding the terms and timing for completion of the Offer and the expected settlement date thereof, are forward-looking statements that are based on current expectations. Although Westlake believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of operations, market conditions, capital needs and uses and other risks and uncertainties that are beyond Westlake’s control, including those described in the Offer to Purchase, Westlake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, Westlake’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025 and its other filings with the Securities and Exchange Commission. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). Westlake does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.